Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

William S. McCalmont, EVP & CFO	Eric Norrington, VP of Communications
972/753-2314	972/550-5032
wmccalmont@acecashexpress.com	enorrington@acecashexpress.com

ACE CASH EXPRESS INTRODUCES NEW LOAN PRODUCT
TO TEXAS CONSUMERS

DALLAS— (BUSINESS WIRE)—June 30, 2005—ACE Cash Express, Inc. (NASDAQ: AACE) announced that effective July 1, 2005, it will begin offering a new loan product to Texas consumers. This new product will be in addition to the current loan product offered by Republic Bank and Trust Company.

This new loan product will allow consumers who exceed the maximum allowable loans under the FDIC Guidance to still have access to short-term credit. The new loan is regulated under Subchapter F of Chapter 342 of the Texas Finance Code.

Allen Klose, Chief Marketing Officer, commented, “We believe our customers will benefit from having both of these loan products. Consumers often need help with unexpected expenses and we want to ensure that their needs can be met through quick and convenient access to short-term credit.”

In addition to this new product in Texas, ACE continues to evaluate and consider other alternative products for Pennsylvania, Arkansas, and Texas. Among other products under evaluation are installment loans from FDIC insured banks. ACE is also considering possibly registering as a Credit Services Organization in Texas.

About ACE Cash Express
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner,

operator and franchisor of check cashing stores in the United States. As of March 31, 2005, ACE had a network of 1,331 stores in 37 states and the District of Columbia, consisting of 1,118 company-owned stores and 213 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at http://www.acecashexpress.com.

Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	ACE’s relationships with Republic Bank & Trust Company, with Travelers Express and its affiliates and with its bank lenders;
•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;
•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;
•	any impact on the loans offered by Republic Bank & Trust Company at ACE’s stores in Texas, Pennsylvania and Arkansas from the implementation of the revised Guidelines for Payday Lending announced on March 1, 2005 by the

Federal Deposit Insurance Corporation, which revised Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;
•	any litigation regarding ACE’s short-term consumer lending activities;
•	theft and employee errors;
•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;
•	increases in interest rates, which would increase ACE’s borrowing costs;
•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;
•	the terms and performance of third-party services offered at ACE’s stores; and
•	customer demand and response to services offered at ACE’s stores.

ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.

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